Exhibit 23.14

CONSENT OF SCOTT CARRUTHERS

I consent to the incorporation by reference of the written disclosure regarding the scientific and technical information relating to the Toliara Project contained in:

(i)the Annual Report on Form 10-K for the period ended December 31, 2024 of Energy Fuels Inc. (the “Company”) being filed with the United States Securities and Exchange Commission, and any amendments or supplements thereto;

i.the Company’s Form S-3 Registration Statements (File Nos. 333-253666 and 333-278193), and any amendments or supplements thereto; and

i.the Company’s Form S-8 Registration Statements (File Nos. 333-217098, 333-205182, 333-194900, 333-226654, 333-254559 and 333-278611), and any amendments or supplements thereto.

/s/ Scott Carruthers
Scott Carruthers

Date: February 26, 2025